SUB-ITEM 77H:  Changes in control of
registrant




Federated Project and Trade Finance Tender Fund
(Registrant)




As of March 31, 2018, Ariel Corporation has ceased to be a controlling person of the Registrant by owning less than 25% of the voting securities of the Registrant.